                                                                  EXHIBIT 15.1

Detroit Diesel Corporation
13400 Outer Drive West
Detroit, Michigan  48239-4001

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Detroit Diesel Corporation and subsidiaries for the periods ended September 30, 1996 and 1995, as indicated in our report dated October 22, 1996 (which report indicated our reliance on the review report of other accountants with respect to their review of the interim financial statements of VM Motori, S.p.A., a consolidated subsidiary); because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended September 30, 1996, is incorporated by reference in Registration Statement Nos. 33-84468, 33-84470 and 333-02024 on Form S-8.

We are also aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

/s/Deloitte & Touche LLP
Detroit, Michigan
November 8, 1996



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